EXHIBIT 10.21.1

LEASE EXTENSION AND ASSIGNMENT AGREEMENT

THIS LEASE EXTENSION AND ASSIGNMENT AGREEMENT (this “Agreement”) is made this 6th day of June, 2001 by and between U.S. BANK, N.A., TRUSTEE OF THE CONDON TRUST (“Landlord”); SHARED COMMUNICATIONS SERVICES, INC., an Oregon corporation (“Assignor”); and ADVANCED TELCOM, INC., a Delaware, corporation (“Assignee”).

RECITALS:

A.            Landlord, as landlord, and Assignor, as tenant, are parties to that certain lease dated March 1, 1996 (the “Lease”).  The property subject to the Lease consists of a 9,760 square foot, 1 story commercial building located at 810 S.E. Belmont, Portland, Oregon consisting of approximately 5,020 square feet of warehouse space and 4,740 square feet of office space (the “Premises”).

B.            Assignor desires to assign all of its right, title and interest in and to the Lease to Assignee, and Assignee desires to accept such assignment and assume Assignor’s obligations under the Lease, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for valuable consideration, the parties agree as follows:

1.             Landlord’s Consent.  Landlord hereby consents to Assignor’s assignment of its interest in the Lease to Assignee, subject to the terms and conditions set forth in this Agreement.  Landlord’s consent is given in reliance on the following representations and warranties given by Assignor and Assignee:

(a)           Assignee owns one hundred percent (100%) of the issued and outstanding shares of Assignor.

(b)           The financial condition of Assignee is represented, in material respects, by those certain Consolidated Financial Statements of Advanced TelCom

LEASE EXTENSION AND ASSIGNMENT AGREEMENT

Group, Inc. and Subsidiaries for December 31, 2000 and 1999 with Independent Auditor’s Report Thereon and Notes Thereto (the “Financial Statement”) as modified in the manner set forth in the letter dated May 25, 2001 from Eric Russell, Advanced TelCom Group, Inc.’s controller, provided to Landlord on or about May 25, 2001, and Assignee’s financial condition is not materially worse on the date hereof than the condition shown in the Financial Statement.

2.             Assignment of Lease.  Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to the Lease.

3.             Acceptance and Assumption.  Assignee hereby accepts the above assignment by Assignor and assumes all responsibility and liability for performance of Assignor’s obligations under the Lease.

4.             Assignor’s and Assignee’s Liability.  Assignor and Assignee shall at all times be and remain fully, unconditionally, jointly and severally liable for the performance of all the duties and obligations of Assignor under the Lease, regardless of any amendment, assignment or sublease thereof.

5.             Extension Term.  The term of the Lease shall be extended for a period of five (5) years, commencing March 1, 2001, and expiring February 28, 2006 (the “Extension Term”).

6.             Rental Rate.  During the Extension Term, the monthly base rent shall be $6,421.00, subject to the CPI adjustment provided for in Section 7 of this Agreement.  Tenant shall pay Landlord an amount equal to the difference between the monthly base rent set forth herein and the monthly base rent paid by Tenant during the period beginning March 1, 2001, and continuing to the date of this Agreement, and such payment shall be due and payable on the same date as Tenant’s first monthly base rent payment under this Agreement.

7.             CPI Adjustment.  On March 1, 2004, the monthly base rent shall be increased by an amount (the “Adjustment Amount”) determined by multiplying the then-current monthly base rent by a fraction, the numerator of which shall be the “CPI,” as defined below, for the month of February 2004, and the denominator of which shall be the CPI for the month of February 2001.

The Adjustment Amount shall not exceed fifteen percent (15%) of the monthly base rent for February 2004.  The adjusted monthly base rent shall commence on March 1, 2004, and apply to the remainder of the Extension Term.  If the resulting monthly base rent is less than the monthly base rent for February 2004, no downward adjustment shall be made, i.e., the monthly base rent for February 2004 shall continue to be paid for the remainder of the Extension Term.  Landlord shall notify Tenant of a CPI increase pursuant to the above calculation by delivering a written statement setting forth the index for the base CPI year, the index for the applicable comparison CPI year, the percentage CPI increase, and the monthly base rent payable by Tenant.  If Landlord’s notice is given after the effective date of a CPI increase, Tenant shall nevertheless be obligated to pay the increased monthly base rent from the effective date of the CPI increase within ten (10) days of Landlord’s notice.  As used in this Section 7, the term “CPI” shall mean the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index, All Items, 1982-84 = 100, United States City Average, All Urban Consumers.

8.             No Waiver.  This Agreement shall not be deemed a waiver of any restrictions contained in the Lease concerning further assignment, sublease or hypothecation of the Lease.

9.             Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the state of Oregon.

10.           Attorney Fees.  If any party to this Agreement breaches any term of this Agreement, the other parties shall be entitled to recover all costs and expenses, including reasonable attorney fees, incurred to enforce the terms of this Agreement, whether or not suit is filed, including such costs or fees as may be awarded at trial, in arbitration, or in bankruptcy proceedings, and in any appeal of such suit or action.

11.           Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their successors and assigns.

12.           Time of Essence.  Time is of the essence for each and every provision of this Agreement.

13.           Entire Agreement/Effect of Agreement.  This Agreement sets out the entire understanding of the parties with respect to its subject matter and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.  Except as specifically modified by this Agreement, the terms of the Lease shall continue in full force and effect.

LANDLORD:		ASSIGNOR:

U.S. BANK, N.A., TRUSTEE OF THE CONDON TRUST		SHARED COMMUNICATIONS SERVICES, INC., an Oregon corporation

By:	/s/John Wagner	By:	/s/ Robert T. Warstler

John Wagner, Vice President		Title:	President

Date:	6/08/01	Date:	6/7/01

ASSIGNEE:

ADVANCED TELCOM, INC., a Delaware corporation

		By:	/s/ Robert T. Warstler

		Title:	President

		Date:	6/7/01